EXHIBIT 99.1

April 23, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES EXPLORATION AND DEVELOPMENT RESULTS

MIDLAND, TEXAS, April 23, 2008 - Mexco Energy Corporation (AMEX: MXC) today announced completion of two wells in Reeves and San Patricio Counties, Texas.

Mexco Energy Corporation acted as operator of a well drilled to a depth of approximately 5,000 feet in the Bell Canyon producing interval in Reeves County, Texas located in the Worsham gas field. This well initially produced from a 320 acre drilling spacing unit on a daily flow test on April 21, 2008 at a rate of 209,000 cubic feet of gas per day with no measurable quantity of water. Mexco’s working interest in such well is 32.5% before payout and 24.375% after payout (respectively net revenue interests of 23.875% and 17.9063%). No further development on this lease is planned at this time.

Mexco participated in the drilling of a 12,448 foot well on the Gulf Coast in the city limits of Portland in San Patricio County, Texas in the Anderson zone, a discovery in the Portland field. Mexco owns a 2.5% working interest (1.875% net revenue interest) in the Portland D-5 gas unit, a 352 acre unit, operated by Bepco, LLC. This well was tested on April 10, 2008 at a calculated absolute open flow potential rate of 76,303,000 cubic feet of natural gas and a gas/oil ratio of 14,820 cubic feet of gas per barrel of oil as reported to the Railroad Commission. The well is currently being produced at a rate of 2,786,000 cubic feet and 175 barrels of oil per day.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Actual events or results may differ materially from the forward-looking statements.

Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, equipment availability, or other things that are associated with oil and gas production or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. These risks and uncertainties are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119